Exhibit 10.3

CHANGE IN CONTROL

SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into effective as of this October 7th, 2008, by and between FIRST SAVINGS BANK, FSB, and ANTHONY A. SCHOEN (the “Executive”).

WHEREAS, the Executive has contributed to the profitability, growth, and financial strength of First Savings Bank, FSB;

WHEREAS, First Savings Bank, FSB wishes to provide additional incentives for the Executive to remain in the employment of First Savings Bank, FSB;

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Termination after a Change in Control.

(a) Cash benefit. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, in either case within 12 months after a Change in Control, First Savings Bank, FSB (the “Bank”) shall make a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment). Unless a delay in payment is required under Section 1(b) of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s employment termination. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. If the Executive’s employment terminates involuntarily but without Cause before the Change in Control occurs but after discussions regarding the Change in Control commence, then for purposes of this Agreement the Executive’s employment shall be deemed to have terminated immediately after the Change in Control and, unless delay is required under Section 1(b) of this Agreement, the Executive shall be entitled to the cash benefit under this Section 1(a) within five (5) business days after the Change in Control.

(b) Payment of the benefit. If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the cash severance benefit under Section 1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under Section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

(c) Change in Control defined. For purposes of this Agreement, a Change in Control means a change in control as defined in Section 409A of the Code, including –

(1)	Change in ownership: a change in ownership of First Savings Financial Group, Inc. (the “Company”) occurs on the date any one person or group accumulates ownership of Company stock constituting more than 50% of the total fair market value or total voting power of Company stock, or

(2)	Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Company stock possessing 30% or more of the total voting power of Company stock, or (y) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(3)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(d) Involuntary termination with Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have been terminated for any of the following reasons:

(1)	Personal dishonesty;

(2)	Incompetence

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

For purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for the Bank shall be conclusively presumed to be in good faith and in the Bank’s best interests.

(e) Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (1) and (2) are satisfied –

(1)	a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

(i)	a material diminution of the Executive’s base salary,

(ii)	a material diminution of the Executive’s authority, duties, or responsibilities,

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, or

(iv)	a change by more than thirty-five (35) miles in the geographic location at which the Executive must perform services.

(2)	the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (1) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (1) must occur within six months after the initial existence of the condition.

2. Continuation of Benefits.

(a) Benefits. Subject to Section 2(b) of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within twelve (12) months after a Change in Control, the Bank shall continue or cause to be continued life and health insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before employment termination. The insurance coverage shall cease thirty-six (36) months after the Executive’s termination, whichever occurs first.

(b) Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for thirty-six (36) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first day of the seventh month after the month in which the Executive’s employment terminates.

3. Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4. Term of Agreement.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 4.

(b) Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Boards of Directors may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving proper written notice. The Boards of Directors will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The Boards of Directors will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

5. Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Sections 1 and 2 of this Agreement, either alone or together with other payments and benefits the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits shall be reduced or revised, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the code. The Company’s independent public accountants will determine any reduction in the payments and benefits; the Employer will pay for the accountants’ opinion. If the Employer and/or the Executive do not agree with the accountants’ opinion, the Employer will pay to the Executive the maximum amount of payments and benefits pursuant to Sections 1 and 2 of this Agreement, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. The Employer may also request, and the Executive has the right to demand that, a ruling from the IRS as to whether the disputed payments and benefits have such tax consequences. The Employer will promptly prepare and file the request for a ruling from the IRS, but in no event will the Employer make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval. The Employer and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Sections 1 and 2 hereof, or a reduction in the payments and benefits specified below zero.

6. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7. Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8. Successors and Assigns.

(a) This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 8. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8, the Bank shall have no liability to pay any amount to the assignee or transferee.

9. Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of the notice, and properly addressed to the Bank if addressed to the board of directors at the Bank’s executive offices.

10. Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11. Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by the Executive and by the Bank. No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent and solely to the extent necessary to make it valid and enforceable.

13. Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Indiana, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Indiana. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Indiana.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety any prior severance or employment agreement between the Bank and the Executive.

15. No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

16. Internal Revenue Code Section 409A. The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

17. Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 17, this Section 17 shall prevail.

(a) The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 1(d) of this Agreement.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the Office of Thrift Supervision (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties have executed this Change in Control Severance Agreement as of the date first written above.

FIRST SAVINGS BANK, FSB

/s/ Michael F. Ludden
Michael F. Ludden
Chairman of the Board of Directors

/s/ Anthony A. Schoen
Anthony A. Schoen